Exhibit 99.1

Active Power Announces Second Quarter 2009 Results

AUSTIN, Texas (July 24, 2009) – Active Power, Inc. (NASDAQ: ACPW) announced results for its second quarter ended June 30, 2009. Revenue for the quarter was $6.6 million, a 2 percent decrease compared to the second quarter of 2008. For the six-month period ended June 30, 2009, revenue was $17.8 million, a 24 percent increase compared to the same period in 2008.

For the quarter, net loss was $3.5 million, or 6 cents per share. This compares to a net loss of $4.4 million, or 7 cents per share, in the second quarter of 2008 and a loss of $2.4 million or 4 cents per share in the first quarter of 2009.

The gross profit margin in the second quarter of 2009 was 22 percent. This compares to a gross profit margin of 14 percent in the second quarter of 2008 and a 29 percent margin achieved in the first quarter of 2009 on higher product volumes.

Cash and investments increased by $1.2 million during the quarter primarily as a result of the completion of a $3 million private offering of securities during the period. This compared to a decrease in cash and investments of $3.2 million in the second quarter of 2008 and a decrease of $0.7 million in the first quarter of 2009. Cash and investments at June 30, 2009, were $11.7 million.

“As we announced earlier this month, our results for the quarter were below our initial guidance primarily due, we believe, to a slow down in capital spending attributable to the global economic climate,” said Jim Clishem, president and CEO, Active Power. “Sales cycles have also lengthened as customers remain cautious. However, we see encouraging trends for our business overall. Our funnel of opportunities continues to grow quarter over quarter. Bookings for this quarter more than doubled from the level of orders received in first quarter of 2009 and backlog improved by 58 percent as compared to the previous quarter. Key characteristics inherent in our products and solutions – energy efficiency, reliability and green – resonate more than ever with cost conscious power quality customers and prospects in this challenging economy.”

Highlights for Second Quarter 2009

•	Increased service revenue by 19 percent compared to second quarter of 2008 which reflect valuable annuity revenue, a benefit of having direct sales

•	Received and shipped orders for 55 flywheels to 20 countries, resulting in domestic revenues of 77 percent versus 23 percent international

•	Reduced quarterly net loss by 22 percent to $3.5 million from $4.4 million loss in second quarter of 2008

•	Completed a $3 million private placement of shares to an institutional investor

•	Announced an order from a multinational software provider for multiple CleanSource® UPS (uninterruptible power supply) systems

•	Successfully commissioned 12 megawatts at global search engine provider’s data center

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Executed on a variety of co-marketing initiatives with our partners HP and Sun Microsystems that are generating significant opportunities in our sales funnel, including the demonstration of our PowerHouse solution at HP Technology Forum and Expo in Las Vegas in conjunction with the HP Performance Optimized Data Center (POD)

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Incurred an EBITDA loss of $3.0 million or 5 cents per share for the quarter. Adjusted EBITDA was a loss of $ 2.6 million, or 4 cents per share for the quarter, a reduction of 27 percent from a loss of $3.6 million in the second quarter of 2008. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), which is their most directly comparable GAAP measures, is provided below in a table immediately following the Condensed Statement of Operations.

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Released industry white paper that compares energy efficiencies across different UPS topologies, demonstrating flywheel UPS technology in third party lab and field tests has highest efficiency versus conventional technologies

Outlook

Active Power expects third quarter 2009 revenues to be between $7 and $10 million. Active Power expects its cash and investments balance as of the end of the third quarter to decrease by up to $1 million.

Conference Call Details

Active Power will host a conference call today, Friday, July, 24, 2009, at 11:00 a.m. (ET), to further review second quarter 2009 results. Interested parties can listen via Web cast by clicking here. A replay of the Web cast will be available until August 7, 2009. Investors may access the live broadcast and replay via Active Power’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the second quarter of 2009, its future operating results and customers current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include the completion of the accounting close and review of the second quarter financial results and the completion of an audit of the fiscal year 2009 financial results. Specific risks and uncertainties include the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. Please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the most recent year ended December 31 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since such year ended, for more information on the risk factors that could cause actual results to differ. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Non-GAAP Financial Measures

In addition to disclosing financial information prepared on a GAAP basis, this release and the accompanying tables include non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA per share and Adjusted EBITDA per share. EBITDA represents our GAAP based net income (loss) adjusted to exclude the impact of interest, taxes and depreciation expense. Adjusted EBITDA represents our GAAP based net income (loss) adjusted to exclude the impact of interest, taxes and depreciation expense, as well as stock-based compensation expense and any other one-time non-cash charges. We believe these adjustments provide meaningful supplemental information regarding our performance to our investors and enhance the overall understanding of our past financial performance. These non-GAAP measures are an indication of our baseline performance that are considered by management for purposes of making operational decisions. In addition these non-GAAP measures are the primary indicators management uses as a basis for our planning and forecasting for future periods. The presentation of this additional information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of our non-GAAP financial measures to the GAAP basis results is provided below in a table immediately following the Condensed Consolidated Statement of Operations.

Active Power Investor Contact:	Active Power Media Contact:
John K. Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	June 30 2009	December 31 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,300	$10,468
Short-term investments in marketable securities	403	703
Accounts receivable, net	7,084	9,450
Inventories	7,203	6,689
Prepaid expenses and other	371	470

Total current assets	26,361	27,780
Property and equipment, net	3,371	4,492
Deposits and other	408	399

Total assets	$30,140	$32,671

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,173	$2,414
Accrued expenses	4,232	5,425
Deferred revenue	2,262	1,490
Revolving line of credit	2,000	2,000

Total current liabilities	10,667	11,329

Long-term liabilities	578	521
Stockholders’ equity:
Common stock	66	60
Treasury stock	(59)	(59)
Additional paid-in capital	264,008	260,344
Accumulated deficit	(244,676)	(238,843)
Other accumulated comprehensive income (loss)	(444)	(681)

Total stockholders’ equity	18,895	20,821

Total liabilities and stockholders’ equity	$30,140	$32,671

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Product revenue	$5,207	$5,592	$14,916	$11,840
Service and spares revenue	1,423	1,196	2,857	2,486

Total revenue	6,630	6,788	17,773	14,326

Cost of product revenue	4,222	4,765	11,123	10,422
Cost of service and spares revenue	933	1,081	1,913	2,179

Total cost of revenue	5,155	5,846	13,036	12,601

Gross profit	1,475	942	4,737	1,725

Operating expenses:
Research and development	1,058	1,304	2,159	2,706
Selling and marketing	2,660	3,055	5,990	6,005
General & administrative	1,177	1,186	2,316	2,368

Total operating expenses	4,895	5,545	10,465	11,079

Operating loss	(3,420)	(4,603)	(5,728)	(9,354)

Interest income (expense)	(18)	91	(28)	254

Other income (expense)	(28)	85	(77)	204

Net loss	$(3,466)	$(4,427)	$(5,833)	$(8,896)

Net loss per share, basic & diluted	$(0.06)	$(0.07)	$(0.10)	$(0.15)
Shares used in computing net loss per share, basic & diluted	62,234	60,124	61,185	60,124

Comprehensive loss:
Net loss	$(3,466)	$(4,427)	$(5,833)	$(8,896)
Translation loss on subsidiaries in foreign currencies	253	152	235	322
Unrealized gain (loss) on investments in marketable securities	—	(5)	2	(2)

Comprehensive loss	$(3,213)	$(4,280)	$(5,596)	$(8,576)

Active Power, Inc

GAAP to Non-GAAP Reconciliation

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Net profit (loss)	$(3,466)	$(4,427)	$(5,833)	$(8,896)
Plus:
Interest expense (income)	18	(91)	28	(254)
Depreciation expense	483	466	954	928

EBITDA (loss)	$(2,965)	$(4,052)	$(4,851)	$(8,222)

Stock-based compensation (a)	352	464	669	816

Adjusted EBITDA (loss)	$(2,613)	$(3,588)	$(4,182)	$(7,406)

EBITDA (loss) per share	$(0.05)	$(0.07)	$(0.08)	$(0.14)
Adjusted EBITDA (loss) per share	$(0.04)	$(0.06)	$(0.07)	$(0.12)
Number of shares used in computing non-GAAP EBITDA (loss) per share	62,234	60,124	61,185	60,124

(a)	Stock-based compensation expense:

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Cost of revenue	$51	$82	$120	$158
Research and development	58	103	96	198
Sales and marketing	99	106	149	143
General and administrative	144	173	304	317

total	$352	$464	$669	$816

Excluded amount represents stock-based compensation expense. Stock-based compensation is a non-cash expense accounted for in accordance with the intrinsic value method under Accounting Principles Board No. 25 through December 31, 2005, and with the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) effective January 1, 2006. While a large component of our expense, we believe investors want to exclude the effects of stock-based compensation expense in order to compare our financial performance with that of other companies and between time periods.